Exhibit 99.1

For Immediate Release

FIRST NBC BANK HOLDING COMPANY ANNOUNCES 2013 FOURTH QUARTER RESULTS

NEW ORLEANS, LA (February 11, 2014) – First NBC Bank Holding Company (NASDAQ: NBCB), the holding company for First NBC Bank (“Company”), today announced financial results for the fourth quarter of 2013. For the quarter ended December 31, 2013, the Company reported net income available to common shareholders of $13.5 million, or $0.71 per share, as compared to $10.4 million, or $0.55 per share, for the third quarter of 2013 and $5.0 million, or $0.36 per share, for the fourth quarter of 2012.

For the year ended December 31, 2013, the Company reported net income available to common shareholders of $40.6 million, or $2.38 per share, generating a return on average stockholders’ equity of 12.63% and a return on average assets of 1.37%. The Company reported net income available to common shareholders of $28.4 million, or $2.04 per share, for the year ended December 31, 2012.

The Company’s earnings per share on a diluted basis were $0.69, $0.54, and $0.35 per diluted share, for the fourth quarter of 2013, third quarter of 2013, and fourth quarter of 2012, respectively. This was an increase of $0.15 per diluted share, or 27.8%, over the third quarter of 2013, and an increase of $0.34 per diluted share, or 97.1%, over the fourth quarter of 2012. For the year ended December 31, 2013, the Company reported earnings per share on a diluted basis of $2.32 per diluted share compared to $2.02 per diluted share for the prior year end, an increase of $0.30 per diluted share, or 14.9%.

Earnings for the fourth quarter 2013 were impacted by fee income earned from the allocation of the Company’s Federal New Markets Tax Credits (NMTC) received from the Community Development Financial Institutions Fund (CDFI) of the U.S. Treasury. As announced previously, the Company received a $50 million NMTC award in April 2013. As the Company allocates these credits to qualifying projects, it earns a fee as each project closes of 4% of the award. The Company recognizes fees related to tax credit projects when they are earned. Since the CDFI’s NMTC awards are typically made in the spring of each year, the project closings tend to occur in the fourth quarter of the year of the CDFI award or the first quarter of the next year, and the Company’s fee income reflects this timing. The tax credit business is not a consistent quarter over quarter business because it is contingent on the amount of allocation awarded, the type of credit being utilized, and the timing of the closing event for the recognition of the fee income. In the fourth quarter of 2013, the Company recognized $1.1 million in Community Development Entity fees earned compared to $0.4 million for the linked-quarter, and $0.9 million in the fourth quarter of 2012. For the year ended 2013, the Company recognized $2.9 million compared to $1.1 million for the year ended 2012. The increase is due primarily to the increase in qualifying projects and the NMTC allocation received in 2013.

Also in 2013, the Company received an allocation of $23.9 million of State of Louisiana New Markets Job Premium Tax Credits (a first time program) to be allocated to projects for which the Company allocates Federal NMTCs. The Company’s income from New Markets Job Premium Tax Credits is generated from syndication fees on the sale of the credits to third party Louisiana taxpayers after the credits are earned through investment in a qualifying project. This state allocation generated $10.8 million in state credits, and the Company recorded income from the sale of state tax credits of $1.5 million in the fourth quarter of 2013.

Performance Highlights

•	The Company continues to experience strong asset growth, with total assets of $3.3 billion at December 31, 2013, an increase of 4.0% from September 30, 2013 and 23.1% from December 31, 2012.

•	During the fourth quarter of 2013, the Company invested in 11 Federal NMTC projects, which generated $15.6 million in tax benefits, of which $2.0 million were recognized in 2013 and $13.6 million are expected to be recognized in future periods.

•	The Company funded $20.7 million in construction loans during the fourth quarter related to these Federal NMTC projects and has additional commitments of $108.8 million.

•	The Company recorded $1.5 million in syndication fees in income from sales of state tax credits during the fourth quarter of 2013. This income from sales of state tax credits was generated from the $23.9 million in qualified investment authority that the Company was awarded under the State of Louisiana New Markets Jobs Act in the third quarter of 2013.

•	The net interest margin for the quarter ended December 31, 2013 was 3.26%, an increase of 18 basis points on a linked-quarter basis. The impact of the hedge executed by the Company during the third quarter of 2013 was an increase in the margin for the fourth quarter of 2013 of 9 basis points from the linked-quarter.

•	The Company’s cost of deposits for the fourth quarter of 2013 was 1.58%, a decrease of 4 basis points on a linked-quarter basis due primarily to the implementation of the tiered rates on deposits.

Loans

The Company’s loans totaled $2.4 billion at December 31, 2013, an increase of $140.3 million, or 6.3%, from September 30, 2013, and an increase of $435.6 million, or 22.7%, from December 31, 2012. Loan growth continues to be driven primarily by increases in commercial real estate and commercial loans due to favorable economic market conditions in the New Orleans trade area.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

			Increase (Decrease)			Increase (Decrease)
(dollars in thousands)	December 31, 2013	September 30, 2013	Amount	Percent	December 31, 2012	Amount	Percent
Construction	$212,430	$192,241	$20,189	10.5%	$168,544	$43,886	26.0%
Commercial real estate	1,128,181	1,120,422	7,759	0.7	988,994	139,187	14.1
Consumer real estate	117,653	113,414	4,239	3.7	103,516	14,137	13.7
Commercial	883,111	773,571	109,540	14.2	647,090	236,021	36.5
Consumer	16,402	17,864	(1,462)	(8.2)	14,073	2,329	16.5

Total loans	$2,357,777	$2,217,512	$140,265	6.3%	$1,922,217	$435,560	22.7%

Deposits

Total deposits at December 31, 2013 were $2.7 billion, an increase of $96.6 million, or 3.7%, from September 30, 2013, and an increase of $462.3 million, or 20.4%, from December 31, 2012.

The following table sets forth the composition of the Company’s deposits as of the dates indicated.

			Increase (Decrease)			Increase (Decrease)
(dollars in thousands)	December 31, 2013	September 30, 2013	Amount	Percent	December 31, 2012	Amount	Percent
Noninterest-bearing demand	$291,080	$241,383	$49,697	20.6%	$239,538	$51,542	21.5%
NOW accounts	511,620	544,005	(32,385)	(6.0)	437,542	74,078	16.9
Money market deposits	655,173	541,088	114,085	21.1	410,928	244,245	59.4
Savings deposits	53,779	51,189	2,590	5.1	45,295	8,484	18.7
Certificates of deposits	1,219,155	1,256,512	(37,357)	(3.0)	1,135,225	83,930	7.4

Total deposits	$2,730,807	$2,634,177	$96,630	3.7%	$2,268,528	$462,279	20.4%

Net Interest Income

Net interest income for the fourth quarter December 31, 2013 totaled $24.1 million, an increase of $2.3 million, or 10.5%, from the linked-quarter and an increase of $4.4 million, or 22.1%, from the three month period ended December 31, 2012. Net interest income for the year ended December 31, 2013 totaled $84.9 million, an increase of $10.1 million, or 13.5%, from the same period of 2012.

The Company’s net interest margin was 3.26% for the quarter ended December 31, 2013, 18 basis points higher than the third quarter of 2013. The linked-quarter increase was due primarily to the first full quarter impact of the interest rate swaps, which increased the margin by 9 basis points as well as the lower cost of deposits which had a positive impact on the margin of 4 basis points. The Company expects these positive net interest margin trends to continue in 2014 and will continue to employ strategic initiatives to improve the net interest margin.

The following table sets forth the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended
	December 31, 2013		September 30, 2013		December 31, 2012
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Short- term investments	$41,826	0.22%	$84,019	0.22%	$70,815	0.22%
Investment securities	615,380	2.75	556,360	2.40	455,491	1.96
Loans	2,276,661	5.25	2,167,325	5.23	1,877,237	5.53

Total interest-earning assets	$2,933,867	4.66	$2,807,704	4.52	$2,403,543	4.70

Interest-bearing liabilities:
Savings	$53,856	0.70	$52,215	0.62	$44,062	0.77
Money market deposits	600,943	1.43	468,151	1.50	405,830	1.62
NOW accounts	525,697	1.17	551,012	1.33	410,923	1.37
Certificates of deposit under $100,000	398,707	1.61	418,714	1.56	432,173	1.54
Certificates of deposit of $100,000 or more	666,125	1.95	663,698	1.93	553,929	1.80
CDARS®	178,359	2.16	174,161	2.17	126,858	2.40

Total interest-bearing deposits	$2,423,687	1.58	$2,327,951	1.62	$1,973,775	1.63
Fed funds purchased and repurchase agreements	79,237	1.48	70,822	1.48	49,448	1.43
Other borrowings	55,202	2.65	55,220	2.65	58,572	2.50

Total interest-bearing liabilities	$2,558,126	1.60	$2,453,993	1.64	$2,081,795	1.65

Net interest spread		3.06%		2.88%		3.05%
Net interest margin		3.26%		3.08%		3.27%

	For The Years Ended
	December 31, 2013		December 31, 2012
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Short- term investments	$67,327	0.22%	$66,525	0.22%
Investment securities	548,213	2.30	385,007	2.22
Loans	2,117,748	5.25	1,775,642	5.51

Total interest-earning assets	$2,733,288	4.54	$2,227,174	4.78

Interest-bearing liabilities:
Savings	$50,269	0.65	$41,700	0.63
Money market deposits	455,918	1.48	397,818	1.62
NOW accounts	521,721	1.28	329,691	1.24
Certificates of deposit under $100,000	418,525	1.57	445,494	1.56
Certificates of deposit of $100,000 or more	637,541	1.91	515,046	1.78
CDARS®	171,799	2.19	111,399	2.44

Total interest-bearing deposits	$2,255,773	1.61	$1,841,148	1.61
Fed funds purchased and repurchase agreements	69,971	1.46	41,186	1.47
Other borrowings	70,838	2.66	55,732	2.61

Total interest-bearing liabilities	$2,396,582	1.63	$1,938,066	1.63

Net interest spread		2.91%		3.15%
Net interest margin		3.11%		3.36%

Noninterest Income

Noninterest income for the fourth quarter of 2013 totaled $5.4 million, an increase of $0.6 million, or 13.3%, compared to the fourth quarter of 2012. The increase in noninterest income for the fourth quarter of 2013 compared to the fourth quarter of 2012 resulted primarily from increases of $0.6 million in gains on other assets sold, primarily from the sale of a piece of OREO property; $0.5 million in gains on sales of loans, primarily from the sale of loans acquired in the Central Progressive Bank acquisition; and $1.8 million in income from sales of state tax credits primarily related to its receipt of qualified equity investment authority from the State of Louisiana under the Louisiana New Markets Jobs Act, partially offset by a decrease of $2.5 million in securities gains . Noninterest income, excluding securities gains, for the quarter ended December 31, 2013, increased $3.1 million compared to the same quarter of 2012.

Noninterest income for the year ended December 31, 2013 totaled $13.4 million, an increase of $0.3 million, or 2.1%, from the same period last year. Noninterest income, excluding securities gains, for the year ended December 31, 2013 totaled $13.1 million, an increase of $4.3 million, or 48.7%, compared to the year ended December 31, 2012. The increase in noninterest income, excluding securities gains, for the year ended 2013 compared to the same period of 2012 resulted primarily from increases of $0.5 million in gains from the sale of other assets, $2.2 million in income from the sale of state tax credits, and $1.7 million in management fees from First NBC Community Development Fund, LLC related to the Fund’s NMTC investments. The Company expects that its participation in the Federal NMTC investment program will continue to have a positive impact on noninterest income in future quarters to the extent the Company continues to receive allocations of Federal NMTC.

The Company realized $0.3 million and $4.3 million in securities gains during the years ended December 31, 2013 and 2012, respectively.

Noninterest Expense

Noninterest expense for the three month period ended December 31, 2013 totaled $19.4 million, an increase of $2.3 million, or 13.6%, compared to the linked quarter, and an increase of $5.6 million, or 40.4% compared to three month period ended December 31, 2012. The increase over the prior year three month period was due primarily to increases in salaries and employee benefits of $1.9 million, professional fees of $1.2 million, and tax credit amortization of $1.4 million.

Noninterest expense for the year ended December 31, 2013 totaled $67.3 million, an increase of $12.3 million, or 22.4%, compared to the same period of 2012. The increase in noninterest expense for the fiscal year ended 2013 compared to the fiscal year ended 2012, resulted primarily from increases in salaries and benefits expense of $3.5 million, professional fees of $3.7 million, and tax credit amortization of $3.8 million.

Taxes

The Company’s tax benefit for the quarter and year ended December 31, 2013 was $5.9 million and $19.8 million, respectively, an increase of $6.3 million and $12.2 million, respectively, compared to the prior year quarter and year-end periods. The increase was due to the Company’s participation in various tax credit programs.

The Company expects to experience an effective tax rate below the statutory rate of 35% due primarily to its receipt of Federal New Markets Tax Credits, Low-Income Housing Tax Credits and Federal Historic Rehabilitation Tax Credits.

Shareholders’ Equity

Shareholders’ equity totaled $381.9 million at December 31, 2013, an increase of $133.8 million from year-end 2012. The increase was primarily attributable to the results of the Company’s initial public offering and retained earnings over the period. During the fourth quarter of 2013, the holders of the Company’s convertible preferred stock Series C converted a portion of their shares to common stock.

About First NBC Bank Holding Company

First NBC Bank Holding Company, headquartered in New Orleans, Louisiana, offers a broad range of financial services through its wholly-owned banking subsidiary, First NBC Bank, a Louisiana state non-member bank. The Company’s primary market is the New Orleans metropolitan area and the Mississippi Gulf Coast. The Company operates 32 full service banking offices located throughout its market and a loan production office in Gulfport, Mississippi and had 494 employees at December 31, 2013.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures typically adjust GAAP performance measures to adjust income available to common shareholders for certain significant activities or transactions that are infrequent in nature. Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Quarterly Report on Form 10-Q, for the quarters ended June 30, 2013 and September 30, 2013, and other reports and statements the Company has filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov).

For further information contact:

First NBC Bank Holding Company

Ashton J. Ryan, Jr.

President and Chief Executive Officer

(504) 671-3801

aryanjr@firstnbcbank.com

FIRST NBC BANK HOLDING COMPANY

CONSOLIDATED BALANCE SHEETS-UNAUDITED

(In thousands)	December 31, 2013	December 31, 2012
Assets
Cash and due from banks	$28,140	$26,471
Short-term investments	3,502	9,541
Investment securities available for sale, at fair value	524,536	486,399
Investment securities held to maturity	94,904	—
Mortgage loans held for sale	6,577	25,860
Loans, net of allowance for loan losses of $32,143 and $26,977, respectively	2,325,634	1,895,240
Bank premises and equipment, net	51,174	47,067
Accrued interest receivable	10,994	8,728
Goodwill and other intangible assets	8,433	8,682
Investment in real estate properties	10,147	6,935
Investment in tax credit entities	117,684	67,393
Cash surrender value of bank-owned life insurance	26,187	25,506
Other real estate	3,733	8,632
Deferred tax asset	51,191	16,589
Receivables from sales of investments	—	16,909
Other assets	23,781	20,915

Total assets	$3,286,617	$2,670,867

Liabilities and equity
Deposits:
Noninterest-bearing	$291,080	$239,538
Interest-bearing	2,439,727	2,028,990

Total deposits	2,730,807	2,268,528
Short-term borrowings	8,425	21,800
Repurchase agreements	75,957	36,287
Long-term borrowings	55,110	75,220
Accrued interest payable	6,682	5,557
Other liabilities	27,777	15,373

Total liabilities	2,904,758	2,422,765
Shareholders’ equity:
Preferred stock
Convertible preferred stock Series C – no par value; 1,680,219 shares authorized; 364,983 and 916,841 shares issued and outstanding at December 31, 2013 and December 31, 2012	10,679	11,231
Preferred stock Series D – no par value; 37,935 shares authorized, issued and outstanding at December 31, 2013 and December 31, 2012	37,935	37,935
Common stock- par value $1 per share; 20,000,000 shares authorized; 18,514,271 shares issued and outstanding at December 31, 2013 and 13,052,583 shares issued and outstanding at December 31, 2012	18,514	13,052
Additional paid-in capital	230,855	128,984
Accumulated earnings	100,389	59,825
Accumulated other comprehensive loss, net	(16,515)	(2,926)

Total shareholders’ equity	381,857	248,101
Noncontrolling interest	2	1

Total equity	381,859	248,102

Total liabilities and equity	$3,286,617	$2,670,867

FIRST NBC BANK HOLDING COMPANY

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended December 31,		For the Years Ended December 31,
(In thousands, except per share data)	2013	2012	2013	2012
Interest income:
Loans, including fees	$30,143	$26,114	$111,260	$97,754
Investment securities	4,271	2,241	12,619	8,559
Short-term investments	23	39	145	144

	34,437	28,394	124,024	106,457
Interest expense:
Deposits	9,661	8,102	36,239	29,597
Borrowings and securities sold under repurchase agreements	665	549	2,909	2,069

	10,326	8,651	39,148	31,666

Net interest income	24,111	19,743	84,876	74,791
Provision for loan losses	2,400	4,800	9,800	11,035

Net interest income after provision for loan losses	21,711	14,943	75,076	63,756
Noninterest income:
Service charges on deposit accounts	566	493	2,027	2,486
Investment securities gain, net	10	2,464	316	4,324
Gain (loss) on other assests sold, net	914	275	1,055	504
Gain (loss) on fixed assets, net	6	—	16	(4)
Gain on sale of loans, net	513	—	835	603
Cash surrender value income on bank-owned life insurance	165	183	681	750
Income from sales of state tax credits	1,605	(212)	2,785	578
Community Development Entity fees earned	1,147	860	2,875	1,136
ATM fee income	472	436	1,859	1,686
Other	3	258	967	1,073

	5,401	4,757	13,416	13,136

Noninterest expense:
Salaries and employee benefits	7,169	5,247	23,812	20,307
Occupancy and equipment expenses	2,612	2,321	10,204	9,755
Professional fees	2,225	1,023	6,929	3,269
Taxes, licenses and FDIC assessments	1,307	925	4,245	3,258
Tax credit investment amortization	2,344	901	8,639	4,808
Write-down of other real estate	94	44	225	295
Data processing	1,017	1,305	4,219	4,485
Advertising and marketing	951	287	2,427	1,904
Other	1,704	1,767	6,632	6,926

	19,423	13,820	67,332	55,007

Income before income taxes	7,689	5,880	21,160	21,885
Income tax (benefit) expense	(5,867)	443	(19,751)	(7,565)

Net income	13,556	5,437	40,911	29,450
Less net income attributable to noncontrolling interests	—	(375)	—	(510)

Net income attributable to Company	13,556	5,062	40,911	28,940
Less preferred stock dividends	(95)	(95)	(347)	(510)

Income available to common shareholders	$13,461	$4,967	$40,564	$28,430

Earnings per common share – basic	$0.71	$0.36	$2.38	$2.04

Earnings per common share – diluted	$0.69	$0.35	$2.32	$2.02

FIRST NBC BANK HOLDING COMPANY

EARNINGS PER COMMON SHARE

	For the Three Months Ended December 31,		For the Years Ended December 31,
(In thousands, except per share data)	2013	2012	2013	2012
Basic: Net income available to common shareholders	$13,461	$4,967	$40,564	$28,430
Less: Net income attributable to participating securities (Series C preferred stock)	468	312	1,980	2,003

Net income attributable to common shareholders	$12,993	$4,655	$38,584	$26,427

Weighted-average common shares outstanding	18,269,074	13,030,916	16,203,919	12,948,076

Basic earnings per share	$0.71	$0.36	$2.38	$2.04

Diluted: Net income attributable to common shareholders	$12,993	$4,655	$38,584	$26,427

Weighted-average common shares outstanding	18,269,074	13,030,916	16,203,919	12,948,076
Effect of dilutive securities:
Stock options outstanding	439,929	113,545	337,371	88,883
Warrants	102,974	52,703	82,824	45,614

Weighted-average common shares outstanding – assuming dilution	18,811,977	13,197,164	16,624,114	13,082,573
Diluted earnings per share	$0.69	$0.35	$2.32	$2.02

FIRST NBC BANK HOLDING COMPANY

SUMMARY FINANCIAL INFORMATION

	For the Three Months Ended December 31,		% Change	For the Three Months Ended September 30, 2013	% Change
(In thousands, except per share data)	2013	2012
EARNINGS DATA
Total Interest income	$34,437	$28,394	21.3%	$31,973	7.7%
Total Interest expense	10,326	8,651	19.4	10,150	1.7

Net interest income	24,111	19,743	22.1	21,823	10.5
Provision for loan losses	2,400	4,800	(50.0)	2,400	—
Total noninterest income	5,401	4,757	13.5	2,461	NM
Total noninterest expense	19,423	13,820	40.5	17,092	13.6

Income before income taxes	7,689	5,880	30.8	4,792	60.5
Income tax (benefit) expense	(5,867)	443	NM	(5,673)	3.4

Net income	13,556	5,437	NM	10,465	29.5
Net income attributable to noncontrolling interest	—	(375)	NM	—	—
Preferred stock dividends	(95)	(95)	—	(62)	53.2

Net income available to common shareholders	$13,461	$4,967	NM	$10,403	29.4

AVERAGE BALANCE SHEET DATA
Total assets	$3,209,664	$2,605,642	23.2%	$3,090,916	3.8%
Total interest-earning assets	2,933,867	2,403,543	22.1	2,807,704	4.5
Total loans	2,276,661	1,877,237	21.3	2,167,325	5.0
Total interest-bearing deposits	2,423,687	1,973,775	22.8	2,327,951	4.1
Total interest-bearing liabilities	2,558,126	2,081,795	22.9	2,453,993	4.2
Total deposits	2,670,089	2,223,579	20.1	2,571,461	3.8
Total shareholders’ equity	369,743	248,588	48.7	366,420	0.9

SELECTED RATIOS(1)
Return on average common equity	16.77%	10.10%		13.09%
Return on average equity	14.55	8.10		11.33
Return on average assets	1.68	0.77		1.34
Net interest margin	3.26	3.27		3.08
Efficiency ratio(2)	65.81	56.43		70.39
Tier 1 leverage capital ratio(3)	10.96	9.91		10.99
Total risk-based capital ratio(3)	13.48	13.13		14.07

ASSET QUALITY RATIOS(1)
Nonperforming loans to total loans(4) (6)	0.76%	1.22%		0.92%
Nonperforming assets to total assets(5)	0.67	1.20		0.86
Allowance for loan losses to total loans(6)	1.36	1.40		1.35
Allowance for loan losses to nonperforming loans(4)	178.34	115.19		146.35
Net charge-offs to average loans	0.22	0.12		0.21

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2)	Efficiency ratio is the ratio of noninterest expense to net interest income and noninterest income.
(3)	Capital ratios are end of period ratios for the Bank only.
(4)	Nonperforming loans consist of nonaccrual loans and restructured loans.
(5)	Nonperforming assets consist of nonperforming loans and real estate and other property that has been repossessed.
(6)	Total loans are net of unearned discounts and deferred fees and costs.

FIRST NBC BANK HOLDING COMPANY

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended
	December 31, 2013			December 31, 2012
	Dollar Amount			Dollar Amount
(In thousands, except per share data)	Pre-tax	After-tax(1)	Per share	Pre-tax	After-tax(1)	Per share
Net income (GAAP)	$7,689	$13,556	$0.71	$5,880	$5,437	$0.36
Noninterest income adjustments
(Gain) on sale of investment securities	(10)	(7)	—	(2,464)	(1,602)	(0.12)
(Gain) on sale of OREO	(1,012)	(658)	(0.04)	—	—	—
(Gain) on sale of acquired impaired loans(2)	(327)	(212)	(0.01)	—	—	—

Net income (Non-GAAP)	$6,340	$12,679	$0.66	$3,416	$3,835	$0.24

(1)	After-tax amounts are based on a 35% marginal tax rate, except for Net income which reflects the actual tax benefit/expense.
(2)	Sale relates to acquired impaired loans from the CPB acquisition in November 2011.

FIRST NBC BANK HOLDING COMPANY

SUMMARY OF FEDERAL NEW MARKETS TAX CREDIT ACTIVITY

	For the Three Months Ended		For the Year Ended
(dollars in thousands)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Projects closed (1)	4	3	8	4
NMTC allocation	$18,500	$19,500	$55,500	$25,500
Community Development Entity fees earned	$1,147	$860	$2,875	$1,136
Projects invested not closed	7	3	7	3

(1)	Closing event occurred for recognition of fee income.